UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 17, 2008

VONAGE HOLDINGS CORP.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-32887	11-3547680
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

23 Main Street, Holmdel, NJ	07733
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (732) 528-2600

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

Vonage Holdings Corp. (the “Company”) and Jeff Misner, a new director of the Company, entered into an indemnification agreement dated as of March 17, 2008.

The indemnification agreement entered into between the Company and Mr. Misner is the Company’s standard form of indemnification agreement, a copy of which was filed as Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q filed on November 14, 2007. The indemnification agreement provides indemnity, including the advancement of expenses, to the directors and executive officers of the Company against liabilities incurred in the performance of their duties to the fullest extent permitted by the General Corporation Law of the State of Delaware.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 17, 2008, the Board of Directors of the Company increased the size of the Board of Directors from seven to eight members and elected Mr. Misner to serve as a member of the Company’s Board of Directors. Mr. Misner will serve on the Company’s Audit Committee.

Mr. Misner will participate in the Company’s standard director compensation arrangements applicable to directors who are not employees of the Company described in the Company’s Proxy Statement filed with the Securities and Exchange Commission on April 30, 2007. In accordance with the Company’s director compensation program, Mr. Misner received an option to purchase 45,000 shares of the Company’s common stock at an exercise price of $1.72, the closing price of the Company’s common stock on March 17, 2008. The stock option vests over a period of four years, vesting as to 25% of the underlying shares on the first anniversary of the date of grant and as to the remaining underlying shares in equal quarterly installments thereafter. The stock options vest in full upon a change in control.

A copy of the press release announcing the election of Mr. Misner is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

99.1	Press Release issued by Vonage Holdings Corp. on March 18, 2008

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VONAGE HOLDINGS CORP.

Date: March 21, 2008	By:	/s/ John S. Rego
John S. Rego Executive Vice President, Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit No.:	Description:
99.1	Press Release issued by Vonage Holdings Corp. on March 18, 2008